Exhibit 99.1

For further information contact:

Crystal Revak SmartDisk Corporation (239) 425-4072 Crystal.Revak@SmartDisk.com

SmartDisk Corporation Files Form 15 to Deregister its Common Stock with Securities and Exchange Commission

Fort Myers, Florida -(BUSINESS WIRE)-May 7, 2003-SmartDisk Corporation (NASDAQ: SMDK) today filed a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company expects the deregistration to become effective within 90 days of the filing with the SEC.

As a result of the filing of the Form 15, the Company’s obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q, and 8-K, will immediately cease. In addition, the common stock of SmartDisk Corporation will no longer be listed on the NASDAQ SmallCap Market. In addition, the Company has requested the withdrawal of its registration statement related to its pending rights offering.

According to Michael S. Battaglia, the Company’s Chief Executive Officer, “After careful consideration, our board of directors decided to take this action because we believe that the advantages of continuing as a public company are far outweighed by the disadvantages.”

The board of directors considered several factors in making this decision, including the following:

•	the market value that the public markets are applying to the Company;

•	the costs, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;

•	the expected substantial increase in costs associated with being a public company in light of new regulations promulgated as a result of the Sarbanes-Oxley Act of 2002;

•	the fact that the Company’s stock is very thinly traded;

•	the nature and extent of the trading in the Company’s common stock; and

•	the lack of analyst coverage and minimal liquidity for the Company’s common stock.

In addition to the significant time and cost savings resulting from deregistration, this action will allow the Company’s management to focus its attention and resources on implementing the Company’s business plan and building longer-term enterprise value.

Battaglia concluded, “Based upon the expected cost and time savings, the Company believes that it will be better positioned as a private company to enhance long-term stockholder value.”

About SmartDisk Corporation

SmartDisk develops, manufactures and markets a range of advanced consumer electronic and computer products that are designed to simplify the digital lifestyle. The Company’s innovative products help users store, transfer, share and preserve digital music, video, pictures and data. Headquartered in the U.S., with operations in Europe and Asia, SmartDisk sells and supports its products worldwide. For more information, go to http://www.smartdisk.com.

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